Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is entered into as of April 8, 2025 (the “Execution Date”) by and among AMMO, Inc., a Delaware corporation headquartered at 7681 E. Gray Rd in Scottsdale, Arizona (the “Company”), and the Company’s Executive Chairman, Fred Wagenhals, an individual (“Executive”). The Company and Executive are hereafter referred to collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned in the Employment Agreement (defined below).

RECITALS

WHEREAS, the Company and Executive entered into an employment agreement dated January 1, 2022, pursuant to which Executive agreed to serve as the Company’s Chief Executive Officer (“CEO”);

WHEREAS, on July 24, 2023, the Parties thereafter entered into an Amended and Restated Employment Agreement (hereinafter, the “Employment Agreement”), pursuant to which Executive agreed to serve as the Company’s Executive Chairman (“Executive Chairman”); and

WHEREAS, the Parties wish to modify and ultimately end their relationship under the Employment Agreement in the following manner.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Separation.

a.	The Parties wish to end their relationship in accordance with Section 3.3 of the Employment Agreement, and Executive will resign from his role as the Company’s Executive Chairman and as Chairman of the Board of Directors (the “Separation”), which shall be considered effective as of April 4, 2025 (the “Separation Date”). Executive shall execute all documents and take such further steps as may be required to effectuate such Separation, including executing the notice of resignation attached as Exhibit A. Executive agrees that he shall not execute any documents, make any representations, or take any other actions, on behalf of the Company after the Separation Date except as expressly requested by the Board or the Company’s General Counsel in writing. The Company will pay Executive all earned and unpaid wages through the Separation Date, minus lawful taxes and withholdings, within the time period required by applicable law.

b.	Executive agrees that all compensation, equity, bonuses, commissions, monies, paid time off, vacation and benefits which relate to his employment with the Company shall cease as of the Separation Date and that except as specifically set forth in this Agreement, Executive is not entitled to any additional payments from the Company.

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c.	Before and after the Separation Date, Executive shall take any and all actions as reasonably requested by the Company in order to efficiently effect the Separation and facilitate the transfer of duties to Executive’s successor, including, but not limited to:

i.	sharing electronic and physical access to all resources necessary to perform Executive’s duties;
ii.	introducing Executive’s successor to banking partners and investor contacts;
iii.	transferring access to all of the Company’s books and records;
iv.	sharing access codes for EDGAR filings;
v.	transferring or updating signatory authority on the Company’s financial accounts;
vi.	returning all Company property; and
vii.	executing additional documents necessary to complete the Separation.

d.	The Parties hereby waive any requirement by the Company to provide Executive with sixty (60) days’ prior written notice of termination of employment pursuant to Section 3.3 of the Employment Agreement.

2.	Separation Compensation. Executive shall be entitled to the following salary and fringe benefits for his role as Executive Chairman (collectively, the “Separation Compensation”), provided that Executive timely executes and does not revoke his ADEA Claims (defined below), and complies with the terms of this Agreement and all surviving provisions of any confidentiality agreement by and between Executive and the Company:

a.	Executive shall continue to receive all compensation and benefits to which he is legally entitled under the Employment Agreement through the Separation Date.

b.	Compensation Due Upon Separation. Subject to the provisions of Section 19 below, Executive shall be entitled to a payment of $700,000, which reflects (i) a lump sum payment equal to $300,000 (an amount equal to nine months of Executive’s annual base salary), and (ii) 12 months of Executive’s annual base salary of $400,000.00 as of the Separation Date, payable in substantially equal installments in accordance with the Company’s normal payroll practices ((i) and (ii) collectively, the “Cash Severance”). Executive shall be eligible to receive the lump sum payment described in Section 2.b.(i), and the installments described in Section 2.b.(ii) shall commence, on the Company’s first payroll date that occurs within fifteen (15) days of the ADEA Effective Date (defined below).

c.	Executive shall be entitled to a lump sum payment, payable within fifteen (15) days of the execution of this Agreement, equal to the value of Executive’s accrued and unused vacation and paid time off balance as of the Separation Date.

d.	Shares and Options. Executive has been awarded, and has vested, in all stock compensation due him under Section 2.1 of the Employment Agreement. No additional stock compensation shall be awarded or vested to Executive under this Agreement or the Employment Agreement after the Separation Date.

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e.	Subject to the terms of this Section 2.f., irrespective of whether Executive signs this Agreement, the Company shall reimburse Executive for all reimbursable expenses, if any, due to him under the Employment Agreement as of the Separation Date. Executive shall, by the Separation Date, provide the Company with a list of such reimbursable expenses and the Company shall, assuming none of the listed reimbursable expenses are in dispute, provide such reimbursement within fifteen (15) days of receipt. In the event that any part of the reimbursable expenses is disputed by the Company, the Company shall only be required to provide reimbursement for the expenses not in dispute in the manner provided above and the Parties shall use their reasonable best efforts to promptly resolve any disputed reimbursement requests.

f.	It is expressly acknowledged and agreed by the Parties that the consideration payable to Executive provided in this Section 2 constitutes the full consideration to secure the general release of claims in Section 6 below. Except as set forth in this Agreement, no additional consideration shall be owing by the Company to Executive in the form of severance, performance bonuses, equity, stock payments, cash compensation, health or other benefits, expense reimbursement or otherwise. Except as otherwise set forth in this Agreement, this Agreement is a full and complete settlement of any and all amounts claimed to be due and owing by the Company to Executive.

3.	Return of Company Property. Notwithstanding any other provision of this Agreement, the obligation of the Company to provide the Separation Compensation is subject to Executive returning to the Company by the Separation Date, any and all property of the Company in his possession, including, but not limited to, security key cards, keys, corporate credit cards, computers, corporate documents, corporate records and information, data, work product, identification tags, Confidential Information, including Company trade secrets and inventions, customer and supplier information, competitor information, cost information, marketing methods, product pricing information, Company business plans and presentations, shareholder information, proprietary software and other proprietary property of the Company that Executive has received as a result of his employment by the Company. The foregoing includes, without limitation, all electronic information (including passwords), e-mails, or hard-copies or drafts of documents relating to or concerning Executive’s work at the Company. By executing this Agreement, Executive represents and warrants, under penalty of perjury, that he has returned all of the Company’s property (including, but not limited to samples, ammunition, munition components, data, paper and all copies or derivations thereof), by the Separation Date.

4.	Representations. Executive and the Company make the following representations, each of which is an important consideration to the other Party’s willingness to enter into this Agreement:

a.	Executive understands and agrees he has been advised to consult with an attorney of his choice concerning the legal consequences of this Agreement. Executive hereby acknowledges that prior to signing this Agreement, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Agreement, including the general release of claims set forth in Section 6.

b.	Executive acknowledges and agrees that he knowingly and voluntarily entered into this Agreement with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Agreement.

c.	Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that as of the Execution Date, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

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5.	Covenants of Confidentiality and Nondisclosure.

a.	Executive acknowledges that, as a result of his employment with the Company, he is in possession of confidential or proprietary information of special value to the Company. Executive covenants and agrees that he shall not at any time, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, executives, and professional advisors of the Company, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information. Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible and legally permissible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order, at the Company’s sole cost and expense. “Confidential Information” means any confidential information with respect to the Company, including, without limitation, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, proprietary software, marketing methods, plans, suppliers, competitors, markets or other specialized information or proprietary matters that is not otherwise in the public domain or available to the public upon request or through publicly available research and discovery.

b.	The negotiations in connection with this Agreement were and are intended by the Parties to be confidential. No Party shall disclose or make any statements regarding such negotiations or the circumstances surrounding this Agreement, or the terms and conditions hereof; provided, however, that the Parties agree and acknowledge that the Company may, in its sole discretion, file this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) and that any legally required disclosure with respect to information contained in this Agreement shall be permissible.

c.	Notwithstanding any other provision of this Agreement, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. The Parties hereby clarify and agree, and by executing this Agreement, Executive acknowledges, that no provision of this Agreement prohibits or otherwise limits Executive’s ability to: (i) provide information in any form to or otherwise communicate with, including voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, any government agency, including but not limited to, the SEC, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, the National Labor Relations Board, the Occupational Safety and Health Administration (“OSHA”), or any other federal, state or local governmental or law enforcement agency (each a “Government Agency”), without notice to the Company; (ii) file a charge or complaint with, or otherwise report possible violations of federal, state or local law or regulation to, any Government Agency; (iii) make other disclosures that are protected under applicable law, including the whistleblower provisions of federal, state or local law or regulation, to the extent applicable; (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any Government Agency or court of competent jurisdiction. The Parties further agree that nothing in this Agreement affects any eligibility that Executive may have to receive a whistleblower award or bounty for information provided to the SEC or any other Government Agency or official.

e.	Executive agrees that he will use his best efforts to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including with respect to agreements, certificates, instruments and documents that he is required to deliver to the Company in connection with this Agreement.

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6.	Release of Claims.

a.	Executive on his own behalf and on behalf of his heirs, family members, executors, agents, assigns, any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by Executive or in which Executive has or had a controlling interest (the “Executive Releasors”) acknowledges and agrees that the Separation Compensation represents settlement in full of all outstanding obligations by and between Executive and the Company. Executive hereby and forever releases the Company and its current, former and prospective officers, directors, executives, agents, consultants, investors, attorneys, shareholders, administrators, affiliates, subsidiaries, assigns, predecessors, successors, insurers, subrogees, representatives, transferees, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (the “Company Releasees”) and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, right, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may now have or may hereafter have or claim to have against the Company Releasees arising from any omissions, acts, facts, or damages that have occurred from the beginning of time through the Separation Date, including the following:

i.	any and all claims relating to or arising from Executive’s employment relationship with the Company, including any and all claims relating to or arising from the Employment Agreement;

ii.	any and all claims, whether based in contract, tort or alleged violations of any statute, known or unknown, that have been asserted, or that could be asserted by the Executive Releasors against the Company Releasees, including but not limited to claims under any federal, state or local laws such as the Americans with Disabilities Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (hereinafter, the “ADEA Claims”), the Equal Pay Act, the Family Medical Leave Act, the Patient Protection and Affordable Care Act of 2010, the Uniform Services Employment and Re-Employment Rights Act, the Lilly Ledbetter Act, Arizona’s wage laws, the Arizona Employment Protection Act (AEPA), the Arizona Civil Rights Act, the Arizona criminal code, Arizona equal pay laws, the Arizona Occupational Safety and Health Act, Arizona right-to-work laws, Arizona employee drug testing laws, the Arizona Medical Marijuana Act, the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers’ Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, the Delaware Volunteer Emergency Responders Job Protection Act, and Delaware’s social media law, all as amended and including all of their respective implementing regulations, or any other federal, state or local statute, regulation or ordinance;

iii.	any and all claims against the Company Releasees for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

iv.	any claims against the Company Releasees for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement or the Employment Agreement, including, but not limited to any claims for violations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

v.	any and all claims for attorneys’ fees and costs, except as otherwise expressly provided herein; and

vi.	any and all claims based upon discovered facts in addition to or different from those that Executive or any Executive Releasor now knows or believes to be true, or the claims or other legal forms of action released herein, and Executive fully, finally, and forever settles and releases any and all claims set forth above, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

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b.	Notwithstanding the foregoing, Executive does not release the Company from or waive or discharge his rights to payments under this Agreement.

c.	Executive acknowledges that the inclusion of “unknown claims” in this Agreement was separately bargained for and was a key element of the Agreement, and that he assumes the risk of any mistake of fact or law. If Executive should subsequently discover that his understanding of the facts or of the law was or is incorrect, he shall not be entitled to relief in connection therewith, including without limitation of the generality of the foregoing, any alleged right or claim to set aside or rescind this Agreement. This Agreement is intended to be, and is, final and binding upon Executive according to the terms hereof regardless of any claims of mistake of fact or law.

d.	Executive agrees that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law, claims for indemnification (under the Company’s bylaws, certificate of incorporation, the terms of this Agreement or otherwise) or directors and officer’s liability insurance, or any claims or rights to vested benefits, such as pension or retirement benefits, or the right to seek continuation of health coverage under COBRA. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 6.

7.	Non-Disparagement. Executive agrees that he will not at any time, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, critical or negative toward, or harm the Company. Executive hereby agrees and acknowledges that each of the Company Releasees is a third-party beneficiary of this Section 7 and hereby consents to any such Company Releasees’ standing with respect to a claim arising out of their non-disparagement obligations to such Company Releasees contained in this Section 7. The Company agrees to direct its directors and officers not to at any time, directly or indirectly, in any capacity or manner, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, critical or negative toward, or harm Executive. In the event Executive or the Company has knowledge of the source of any statement made that, if made by them, would violate this Section 7, they shall provide full cooperation and assistance to the Company and Executive while it investigates such statement. Nothing in this Section 7 is intended to interfere with Executive’s right to engage in the conduct outlined in Section 5.c. of this Agreement.

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8.	Post-Separation Cooperation. Executive agrees and covenants that, following the Separation Date, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is directly adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his prior employment with the Company or any other position that Executive held that was affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 8, provided such expenses are pre-approved in writing by the Company.

9.	Post-Separation Non-Assistance. Executive agrees and covenants that, following the Separation Date, he shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any allegation, claim, administrative charge, or cause or action against any Company Releasee, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be interpreted to preclude the Parties from making truthful statements to any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena, or voluntarily cooperating with any federal, state or local Government Agency, including the SEC. The Parties further agree that nothing in this Section 9 is intended to interfere with Executive’s right to engage in the conduct outlined in Section 5.c. of this Agreement.

10.	Enforcement. Because Executive’s services were special, unique, and extraordinary and because Executive had access to Confidential Information, the Parties agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, including the Surviving Obligations (defined below), the Company, or any of its successors or assigns, shall be entitled to specific performance and/or injunctive or other relief from a court of competent jurisdiction in order to enforce or prevent any violations of, the provisions hereof (without the necessity of posting of any bond or other security) because Executive acknowledges and agrees that substantial and immediate damages are presumed, would be inflicted, and would be challenging to immediately quantify.

11.	Covenant Not to Sue. Executive covenants and agrees that Executive will not now, or at any time in the future, commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Executive’s behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against any of the Company Releasees with respect to any matter which arises from or relates to Executive’s employment with the Company or the separation thereof or which is encompassed in the release set forth in Section 6. Nothing in this Agreement prevents Executive from (i) filing a claim to enforce the terms of this Agreement; (ii) filing for and receiving unemployment compensation available under applicable state law, (iii) asserting a claim arising after the Execution Date of this Agreement; or (iv) the conduct outlined in Section 5.c. of this Agreement. Executive promises, however, never to seek or accept any damages, remedies or other relief for Executive personally with respect to any claim released by this Agreement. Regardless of anything in this Agreement, any prior agreement with the Company, and/or any Company policy, nothing in this Agreement shall bar, impede or otherwise limit in any way Executive’s ability to (i) seek or receive any monetary award or bounty from any Government Agency, including but not limited to, the SEC, in connection with protected ‘whistleblower’ activity; (ii) provide information to any Government Agency in any form, voluntarily, proactively, or in response to subpoenas, court orders or other processes, regarding possible violations of federal law or regulation, in each case, without prior notice to or approval from the Company.

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12.	Compliance with Securities Law. The Parties agree and covenant that they shall fully comply with all applicable federal and state securities law, including, but not limited to, making any and all filings on a timely basis required under Section 13 and Section 16 of the Exchange Act.

13.	No Admission of Liability. The Parties acknowledge and agree that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Company or any Company Releasee that they have violated any law or legal obligation with respect to any aspect of Executive’s employment by the Company or separation therefrom, or otherwise. If Executive does not accept this Agreement, this Agreement will not be admissible for any purpose against the Company or any Company Releasee, and any payments or benefits contemplated in this Agreement do not constitute (a) an admission of the truth or falsity of any actual or potential claims; or (b) an acknowledgment or admission by the Company or any Company Releasee of any fault or liability whatsoever to Executive.

14.	No Action. Executive affirms that by executing this Agreement, that he has not filed any actions or charges against the Company or the Company Releasees in or with any federal, state or local court or agency; provided, however, that nothing in this Section 14 prohibits or otherwise impedes Executive’s ability to file a charge or complaint or fully cooperate (including providing documents or other information) with any Government Agency, including the SEC, without notice to or approval from the Company. Executive further agrees that, upon payment of the Separation Compensation, he will not personally recover or attempt to recover monies from the Company or any of the Company Releasees with respect to any claim released by this Agreement; provided, however nothing herein shall bar, impede or otherwise limit in any way, Executive’s ability to receive any monetary award or bounty from any Government Agency, including but not limited to, the SEC, in connection with protected ‘whistleblower’ activity.

15.	Public Disclosure. The Parties agree that within four (4) business days of execution of this Agreement, the Company will file a Report on Form 8-K (the “Form 8-K”). The Company will provide Executive with a draft of the language that pertains to Executive in the Form 8-K and any related press release at least three (3) business days prior to such disclosure. The Company will consider in good faith any comments that Executive may provide as to its content and will provide Executive with a final version of the language that pertains to Executive in the Form 8-K and any related press release prior to filing any public disclosure on behalf of the Company.

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16.	Indemnification and Insurance. The Company hereby confirms that the indemnification provisions contained in Article IX of the Company’s Amended and Restated Certificate of Incorporation and Article XIII of the Company’s bylaws, as in effect on the Separation Date, will continue to apply to Executive, subject to the terms and conditions specified therein, with respect to any of Executive’s acts or omissions in Executive’s capacity as an officer or executive of the Company. In addition, the Company agrees to indemnify Executive in connection with any investigation conducted by a Government Agency arising from Executive’s employment with the Company, including any ongoing investigations by any Government Agency as of the Execution Date. This indemnification shall include legal fees, costs, and any penalty, fine, or disgorgement imposed on Executive. The Parties acknowledge and agree that such indemnification may exceed what is required under Delaware law.

17.	Cooperation. Executive agrees to reasonably cooperate with the Company concerning the transition of any business matters or any litigation or regulatory matters in which Executive may have relevant knowledge or information not to exceed ten (10) hours per week through and until the date that is three (3) months following the Separation Date. Such cooperation will include, without limitation, the following: (i) meeting and conferring, at a time mutually convenient to the Parties, with the Company’s designated management representative or outside attorneys pertaining to any claim or litigation matter, including, without limitation, for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (ii) appearing for deposition or trial and providing truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (iii) giving truthful sworn statements to the Company’s attorneys upon their request and, for purposes of any deposition or trial testimony, adopting the Company’s attorneys as Executive’s own attorneys (unless there is a conflict of interest), and complying with their instructions at deposition or trial.

18.	Surviving Obligations. Executive acknowledges and agrees that the following sections of the Employment Agreement survive the termination of Executive’s employment relationship with the Company for any reason, and continue in full force and effect according to their respective terms: Section 2.5 (“Clawback”); Article IV (“Restrictive Covenants”) and all sections therein; Article V (“Property, Inventions and Patents”) and all sections therein; Section 6.5 (“Governing Law; Arbitration”); Section 6.6 (“Wavier”); Section 6.7 (“Captions”); Section 6.8 (“Severability”); Section 6.9 (“Construction”); and Section 6.12 (“Headings”) (collectively, the “Surviving Obligations”).

19.	Forfeiture of Payment.

a.	Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event he breaches or threatens to breach any of his obligations under this Agreement, including but not limited to those set forth in Sections 3, 5, 7, or 18 of this Agreement, he will forfeit his right to receive all Separation Compensation to the extent not theretofore paid to him as of the date of such actual or threatened breach and, if already made as of the time of such actual or threatened breach, Executive agrees that he will reimburse the Company immediately for the amount of such payments already received on an after-tax basis, except for the sum of $1,000.00 (“Release Consideration”), which Executive agrees is sufficient consideration for the release of claims in Section 6. The Company shall also be entitled to recover (x) attorneys’ fees, expenses and costs the Company incurs in any action initiated as a result of Executive’s actual or threatened breach of this Agreement; and (y) any and all other damages to which the Company may be entitled at law or in equity as a result of Executive’s actual or threatened breach of this Agreement.

b.	If Executive is convicted, pleads nolo contendere, or enters a plea agreement for criminal activity involving fraud, larceny, or embezzlement or intentional financial impropriety in connection with his employment with the Company, he will forfeit his right to receive all Separation Compensation to the extent not theretofore paid to him as of the date of such charge and, if already made as of the time such charge, Executive agrees that he will reimburse the Company immediately for the amount of such payments on a pre-tax basis, except for the Release Consideration.

c.	Executive is subject to the Company’s Compensation Recovery Policy (“CRP”), as required by Exchange Act Rule 10-D-1. Pursuant to the CRP, in the event the Company is required to prepare an Accounting Restatement, Executive may be required to repay incentive compensation to the Company and that Company has the right to reduce amounts payable to Executive pursuant to this Agreement by any amount Executive is required to repay the Company. The Parties agree that Executive is bound by the CRP and nothing in this Agreement modifies the Parties rights, responsibilities, or obligations under the CRP.

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20.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by a recognized overnight courier to the respective Party at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that a notice of change of address(es) shall be effective only from the date of its receipt by the other Party):

if to Executive, then to Executive’s personal and physical email addresses in the Company’s records as of the date hereof:

Fred Wagenhals

[             ]

if to the Company, then to:

AMMO, Inc.

7681 E. Gray Road

Scottsdale, AZ 85260

Attention: Jordan Christensen – General Counsel

Email: jchristensen@ammoinc.com

21.	Governing Law; Waiver of Jury Trial. Section 6.5 of the Employment Agreement will apply to this Agreement mutatis mutandis. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY OF THE COMPANY RELEASEES OR THE EXECUTIVE RELEASORS, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

22.	Entirety of Agreement. This Agreement, including the Surviving Obligations, contains the entire understanding by and between the Parties and supersedes any and all prior agreements, understandings and rights between them, whether such agreements, understandings, or rights were oral or written, and all of which prior agreements, understandings, and rights are hereby definitively terminated and of no further force or effect, except for those agreements executed in connection with this Agreement. The Parties acknowledge and represent that they have not relied on any statements, agreements, representations, promises, warranties, or other assurances, oral or written, other than those contained herein. Each Party agrees that this Agreement is intended to cover any and all matters and claims (including possible and contingent claims) arising out of or related to any and all prior agreements or understandings and this Agreement shall not be limited in scope to cover any and all prior matters, whether any such matters are known, unknown or hereafter discovered or ascertained.

23.	Knowing and Voluntary Waiver; Consideration Period. Executive, by his free and voluntary act of signing below, acknowledges that Executive (a) has been given a period of twenty-one (21) days (“Review Period”) to consider whether to agree to the terms contained herein; (b) has been advised in writing (through this Agreement) to consult with an attorney prior to executing this Agreement; (c) understands that this Agreement specifically releases and waives all claims, including ADEA Claims, prior to the date on which Executive signs this Agreement; and (d) agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties agree that any changes to this Agreement, whether material or immaterial, will not restart the running of the Review Period. Executive understands that he has the right to use as much or as little of the Review Period as he wishes before executing this Agreement. The signed Agreement must be returned to the Company by the end of the Review Period, Attn: Jordan Christensen, General Counsel, by email at jchristensen@ammoinc.com.

24.	Revocation Period. For a period of seven (7) calendar days after Executive signs this Agreement (the “ADEA Revocation Period”), Executive may revoke his agreement to release any ADEA Claims only, by indicating in writing to the Company, Attn: Jordan Christensen, General Counsel, by email at jchristensen@ammoinc.com, Executive’s intention to revoke. If Executive exercises his right to revoke hereunder, Executive shall forfeit his right to receive the Separation Compensation, except for the Release Consideration, which Executive agrees is sufficient consideration for the release of remaining claims in Section 6. Executive understands that the Company’s obligation to provide the Separation Compensation does not become effective until after ADEA Revocation Period has expired without revocation by Executive. This Agreement as it pertains to Executive’s release of ADEA Claims shall become irrevocable, effective and enforceable on the eighth (8th) calendar day after its execution and non-revocation by Executive (“ADEA Effective Date”). Except for the release of ADEA Claims by Executive, all other provisions of this Agreement or parts thereof, including the release in Section 6, shall become effective and enforceable on the Execution Date, according to their respective terms. In the event of revocation by Executive, the Company shall pay Executive the Release Consideration in a single lump sum payment within thirty (30) days of the date of revocation by Executive.

EXECUTIVE SEPARATION AGREEMENT	Page 10

25.	Modification. This Agreement shall not and cannot be modified by any Party by any oral promise or representation made before or after the execution of this Agreement and may only be modified by a writing signed by all Parties. This Agreement shall be binding upon and inure to the benefit of the Company Releasees.

26.	Construction. The headings of paragraphs are used for convenience only and shall not affect the meaning or construction of the contents of this Agreement. Should any portion (e.g., word, clause, phrase, sentence, paragraph or section) of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall survive indefinitely. The terms and conditions of this Agreement have been, or will deemed to be, jointly negotiated by the Parties, and in the event of any ambiguity or controversy it shall not be construed against either Party as the draftsperson. For purposes of this Agreement, all references to the “Company” shall include any of the Company’s parents, subsidiaries, affiliates, or any other entity in which it holds a 50% or greater equity interest.

27.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument. This Agreement may be executed in counterparts and may be delivered via fax or scan which shall have the same full force and effect as an original.

28.	Advice of Counsel. Each Party has had ample opportunity to consult with counsel and has independently determined to proceed with this Agreement with or without such counsel. Executive has not relied upon Company counsel with respect to any advice of any nature or kind regarding this Agreement, and Executive acknowledges and agrees that Company counsel does not represent him individually or in any other capacity. Executive further acknowledges that he is competent to execute this Agreement, and that he fully understands the meaning and intent of this Agreement.

29.	Successors and Assigns. This Agreement will be assigned to the Company’s successors and assigns, if any, including, without limitation, successors and assigns through merger, name change, consolidation, liquidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon such successors and/or assigns.

30.	Competency. Executive warrants that he is fully competent to enter into this Agreement; that he has read this Agreement and fully understands its meaning; that he knowingly and voluntarily enters into this Agreement; and that he agrees to comply with its terms and conditions.

31.	Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to be exempt from Section 409A of the Code, including under the exemptions available in Treas. Reg. Sec. 1.409A-1(b)(4) and 1.409A-1(b)(9) and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent; to the extent not so exempt, the provisions of this Agreement shall be construed and administered in compliance with Section 409A and shall incorporate all required defined terms by reference. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.

[Signature page follows]

EXECUTIVE SEPARATION AGREEMENT	Page 11

IN WITNESS WHEREOF, the Parties have executed this Executive Separation Agreement as of the day and year first above written.

AMMO, INC.

By:
Name:	Jared Smith
Title:	Chief Executive Officer

Executive

Fred Wagenhals

{Signature Page to

Executive Separation Agreement}